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Exhibit 10.19

[ePOCRATES Letterhead]

February 25, 2009

Ms. Rosemary A. Crane

Dear Rose,

        On behalf of Epocrates, Inc. ("Epocrates" or the "Company"), I am pleased to offer you the position of Chief Executive Officer ("CEO") under the terms and conditions stated herein.

        1.    Position.

          a.    Title, Reporting Relationship, Office Location, Board Service.    You will be the Company's full-time CEO. You will report directly to the Company's Board of Directors (the "Board). You will continue to hold your position as a member of the Board. You hereby agree to resign as a member of the Board, if requested by the Company, effective on the date on which your employment with the Company terminates or at such earlier date as specified by the Company.

          b.    Performance, Outside Activities.    You agree to the best of your ability and experience that you will at all times conscientiously perform all of the duties and obligations required of you to the reasonable satisfaction of the Board. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Board, and you will not directly or indirectly engage or participate in any activity or business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

        2.    Start Date.    Subject to fulfillment of any conditions imposed by this letter agreement, your role as Interim CEO will end and you will commence this new position with the Company upon the date you sign this letter (the "Start Date").

        3.    Proof of Right to Work.    For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.

        4.    Compensation.

          a.    Base Salary.    Your initial monthly base salary will be twenty-eight thousand, three hundred thirty-three dollars and thirty-three cents ($28,333.33), less payroll deductions and required withholdings, and payable in semi-monthly installments on the Company's regular payroll schedule. This equates to an annual base salary of three hundred forty thousand dollars ($340,000).

          b.    Incentive Compensation.    You will be eligible to participate in the management bonus program with a target bonus of fifty percent (50%) of your base salary. Such bonuses, if any, are awarded at the sole discretion of the Board, based on its assessment of your performance and the Company's performance. You must remain employed through the end of the year in order to earn and be eligible to receive a bonus, and no pro rata or partial bonuses will be provided. No bonuses are earned until the Board confirms such bonuses in writing. The Board shall have the sole discretion to change or eliminate the annual bonus program at any time, and to determine the amount of bonus earned by you.

          c.    Living Allowance.    Acknowledging your intent to retain your residence in the Philadelphia area and travel frequently to the Company's headquarters, the Company will also provide you with a living allowance of five thousand dollars ($5,000) per month to be used to cover your housing costs in the San Francisco Bay Area.

          d.    Annual Review.    Your base salary and incentive compensation may be reviewed annually by the Board.

          e.    Discretion To Modify.    The Board may modify your compensation from time to time in its discretion.

        5.    Stock Option.    In connection with the commencement of your employment, the Company will recommend that the Board of Directors (the "Board") grant you an option to purchase nine hundred thirty-five thousand seven hundred ninety- four (935,794) shares of the Company's Common Stock ("Shares") under the Company's 1999 Stock Option Plan (the "Plan") with a per share exercise price equal to nine dollars fifty-two cents ($9.52) (the "Option"). The Option will be subject to the terms of the Plan and your individual Stock Option Agreement with the Company, which shall include the following vesting schedule for the Shares: 1/4th of the Shares shall vest on the first annual anniversary of the Start Date, and 1/48th of the Shares shall vest monthly thereafter over the next three years. Vesting will, of course, depend on your continued employment with the Company. The Option will be an incentive stock option to the maximum extent allowed by the tax code.

Notwithstanding the foregoing vesting schedule, the Shares (and the shares subject to any future option grants) will be subject to the Acceleration (defined below) if the Company consummates a change of control transaction whereby the holders of the Company's outstanding voting stock immediately prior to such transaction own, immediately after the closing of the transaction, securities representing less than fifty percent (50%) of the voting stock of the Company or other entity surviving such transaction (a "Change of Control"), and your employment is either (i) terminated by the Company or a successor entity without Cause (as defined in Paragraph 12(b) of this letter) within twelve (12) months after a Change of Control, or (ii) terminated by you within twelve (12) months after a Change of Control because the Change of Control resulted, without your consent, (A) in a relocation of your assigned office more than thirty-five (35) miles from its location immediately prior to the Change of Control, (B) a material decrease in your base salary (except for salary decreases generally applicable to the Company's other executive employees), or (C) a material reduction in the scope of your duties or responsibilities from your duties and responsibilities in effect immediately prior to the Change of Control. In order to be eligible to receive the Acceleration, you must first sign, date, and deliver to the Company a general release of all known and unknown claims in the form provided to you by the Company and allow it to become effective. For purposes of this letter, the "Acceleration" shall mean additional vesting of the Shares (and the shares subject to any future option grants) such that all unvested Shares subject to the Option (and the shares subject to any future option grants) shall become fully vested and immediately exercisable.

        6.    Benefits, Vacation Accrual.    Subject to the terms, conditions and limitations of the benefit plans, you will be eligible to participate in the Company's standard employee benefits currently consisting of short/long term disability, medical, dental, and vision insurance benefits. Eligibility for participation in these group benefits will become effective the first of the month following the Start Date. Epocrates has no formal policy regarding accrual of paid time off for its exempt employees. As a result, you will not accrue or vest in vacation pay, sick leave, or other paid time off, and there is no set guideline on how much time off you will be permitted to take. Instead, you may take a reasonable amount of time off with pay, as permitted by your duties and responsibilities. Further details about benefits are available for your review. Epocrates may modify benefits from time to time at its discretion.

        7.    Employee 401(k) Plan.    You will be eligible to participate in the Epocrates 401(k) plan beginning on the first of the month following the Start Date. Employees who chose to participate will have pre-tax dollars deposited into their 401(k) account and the money will be directed to specified investment options. Epocrates does not match funds.

        8.    Confidential Information and Invention Assignment Agreement.    Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to the Board, of the Company's Confidential Information and Invention Assignment Agreement (the "Confidentiality Agreement"), a copy of which is enclosed for your review and execution, prior to or on your Start Date. You are also required to abide by the Confidentiality Agreement as a condition of your employment. In your work for the Company, you must refrain from any unauthorized use or disclosure of any confidential information or property of any former employer or other third party. You may use only that information generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company, or developed by you on behalf of the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company, and you hereby agree to not enter into any contractual commitments or undertake any other obligations that would restrict, or create any conflict of interest, with your activities on behalf of the Company.

        9.    Company Policies.    As a condition of your employment, you will be expected to abide by the Company's policies and procedures, and acknowledge in writing that you have read and will comply with the Company's Employee Handbook.

        10.    At-Will Employment.    Your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement approved by the Board and signed by you and by an officer of the Company. The Company may change the other terms and conditions of your employment from time to time in its discretion.

        11.    Severance.

          a.    Severance Benefits.    In the event that the Company terminates your employment without Cause, and if you first sign, date, and deliver to the Company a separation agreement that includes a general release of all known and unknown claims in the form provided to you by the Company, and allow this separation agreement to become effective, then you will receive, as your sole severance benefits: (i) severance pay equal to twelve (12) months of your base salary in effect as of the termination date, less required deductions and withholdings, paid in the form of salary continuation on the Company's standard payroll dates (beginning with the first payroll date following the effective date of the required separation agreement); (ii) provided that you timely elect continued group health insurance coverage through COBRA, the Company will pay your COBRA premiums sufficient to continue your group health insurance coverage at the same level in effect as of your termination date for twelve (12) months after your termination or until you become eligible for group health insurance coverage through a new employer, whichever occurs first; and (iii) accelerated vesting of the Shares subject to the Option equal to the lesser of either (A) the number of unvested Shares that would have vested if your employment had continued for twelve (12) months after your termination date, or (B) all remaining unvested Shares.

          b.    Definition of Cause.    For purposes of this letter, "Cause" means any of the following conduct by you: (i) embezzlement, misappropriation of corporate funds, or other material acts of dishonesty; (ii) commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor involving moral turpitude; (iii) engagement in any activity that you know or should know could materially harm the business or reputation of the Company; (iv) material failure to adhere to the Company's corporate codes, policies or procedures as in effect from time to time and your failure to cure such violations within thirty (30) days; (v) material violation of any statutory, contractual, or common law duty or obligation to the Company, including, without limitation, the duty of loyalty; (vi) material breach of the Confidentiality Agreement; or (vii) repeated failure, in the reasonable judgment of the Board, to substantially perform your assigned duties or responsibilities after written notice from the Board describing the failure(s) in reasonable detail and your failure to cure such failure(s) within thirty (30) days of receiving such written notice, provided that written notice only must be provided if the failure(s) are capable of cure.

          c.    Deferred Compensation.    In the event that the Company determines that any payments hereunder (including but not limited to the Severance Benefits under Section 12(a), fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code") as a result of Section 409A(a)(2)(B)(i) of the Code, then the payment of such benefits shall not be made pursuant to the payment schedules provided herein and instead the payment of such benefits shall be delayed or otherwise restructured to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code, which may include, without limitation, deferring the payment of such benefits for six (6) months after your date of termination; provided, however, that nothing in this paragraph shall require the payment of benefits to you earlier than they would otherwise be payable hereunder.

        12.    Parachute Payments.    In the event that the benefits provided for in this letter agreement or otherwise payable to you ("Payment") would constitute "parachute payments" within the meaning of Section 280G of the Code and, but for this sentence, would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be equal to the Reduced Amount. The "Reduced Amount" shall be either (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (ii) the largest portion, up to and including the total, of the Payment, whichever of the foregoing amounts, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in the receipt by you, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion of the Payment may be subject to the Excise Tax, Unless the Company and you otherwise agree in writing, the determination of your Excise Tax liability shall be made in writing by the accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control (the "Accountants"). If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. For purposes of making the calculations required by this Section 12, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Any good faith determinations of the Accountants made hereunder shall be final, binding, and conclusive upon the Company and you. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 12. To the extent that any elimination in or reduction of payments or benefits is made under this Section 12, the determination as to the order in which payments and benefits shall be reduced shall be made by you (subject, however, to the Company's approval if made on or after the date on which the event that triggers the payments or benefits occurs).

        13.    Complete Agreement.    This letter, together with your Confidentiality Agreement, forms the complete, final and exclusive statement of your agreement with the Company with regard to the subject matters contained herein. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it supersedes and replaces any previous promises, representations or agreements. Other than those changes expressly reserved to the Company's discretion in this letter, this letter agreement cannot be changed except in a written agreement approved by the Board and signed by you and a duly authorized officer of the Company. Each party has carefully read this letter, has been afforded the opportunity to be advised of its meaning and consequences by your or its respective attorneys, and signs the same of your or its own free will. This letter agreement can be signed in counterparts, and facsimile signatures shall be deemed equivalent to original signatures.

        We are delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This offer is valid until March 5, 2009.

Very truly yours,
Epocrates, Inc.

/s/ Gilbert H. Kliman

Gilbert H. Kliman, M.D.
Chairman, Compensation Committee
of the Board of Directors

ACCEPTED AND AGREED:

Rosemary A. Crane
/s/ Rosemary A. Crane Signature
2/25/09 Date

Enclosure:    Confidential Information and Invention Assignment Agreement

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  Exhibit 10.19
[ePOCRATES Letterhead]